Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 19, 2022, Excalibar Minerals LLC (“Excalibar”), a subsidiary of Newpark Resources, Inc. (“Newpark” or the “Company”) that is in the business of industrial grinding of barium sulfate and other minerals in the United States, entered into an asset purchase agreement (the “Agreement”) for the sale of substantially all of its long-lived assets, inventory and operations to Cimbar Resources, INC. (“Purchaser”) (the “Excalibar Sale”). The sales price is $48 million in cash, adjusted by an amount equal to the excess or deficit, as applicable, in inventory value at closing based on a targeted amount of inventory value of $24.5 million. Pursuant to the terms and conditions of the Agreement, Newpark will retain certain assets and liabilities, including accounts receivable and accounts payable.
On November 30, 2022, the Company completed the Excalibar Sale and received net cash proceeds (after purchase price adjustments) of $50 million. The Excalibar Sale does not qualify as discontinued operations as it does not represent a strategic shift that will have a major effect on the Company’s operations or financial results. The Excalibar Sale constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements to show the pro forma effects of the Excalibar Sale.
The Company’s unaudited pro forma consolidated balance sheet at September 30, 2022 illustrates the estimated effects of the Excalibar Sale as if it had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 illustrates the estimated effect of the Excalibar Sale as if it had occurred on the first day of the earliest period presented.
The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to be indicative of the Company’s financial results as if the Excalibar Sale had occurred on such dates as presented. Further, the unaudited pro forma condensed consolidated financial statements should not be viewed as indicative of the Company’s financial results in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Newpark Resources, Inc.
Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2022
(Unaudited)

(In thousands, except share data)	Historical	Transaction Accounting Adjustments - Excalibar Sale		Pro Forma
ASSETS
Cash and cash equivalents	$20,450	$59,300	(a)	$20,450
		(59,300)	(a)
Receivables, net	211,496	—		211,496
Inventories	160,039	—		160,039
Prepaid expenses and other current assets	14,162	—		14,162
Current assets held for sale	71,191	(60,502)	(b)	10,689
Total current assets	477,338	(60,502)		416,836

Property, plant and equipment, net	189,899	—		189,899
Operating lease assets	23,195	—		23,195
Goodwill	46,853	—		46,853
Other intangible assets, net	20,664	—		20,664
Deferred tax assets	5,995	—		5,995
Other assets	2,740	—		2,740
Total assets	$766,684	$(60,502)		$706,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$23,431	$—		$23,431
Accounts payable	104,803	—		104,803
Accrued liabilities	42,693	—		42,693
Current liabilities held for sale	1,882	(1,882)	(b)	—
Total current liabilities	172,809	(1,882)		170,927

Long-term debt, less current portion	133,637	(59,300)	(a)	74,337
Noncurrent operating lease liabilities	19,534	—		19,534
Deferred tax liabilities	8,803	—		8,803
Other noncurrent liabilities	9,929	—		9,929
Total liabilities	344,712	(61,182)		283,530

Common stock, $0.01 par value (200,000,000 shares authorized and 111,357,108 shares issued)	1,114	—		1,114
Paid-in capital	639,196	—		639,196
Accumulated other comprehensive loss	(74,807)	—		(74,807)
Retained earnings (deficit)	(6,504)	680	(c)	(5,824)
Treasury stock, at cost (17,310,231 shares)	(137,027)	—		(137,027)
Total stockholders’ equity	421,972	680		422,652
Total liabilities and stockholders’ equity	$766,684	$(60,502)		$706,182

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
Nine Months Ended September 30, 2022
(Unaudited)

(In thousands, except per share data)	Historical	Transaction Accounting Adjustments - Excalibar Sale		Pro Forma
Revenues	$590,435	$(44,068)	(a)	$546,367
Cost of revenues	507,078	(40,885)	(a)	466,193
Selling, general and administrative expenses	72,970	(655)	(a)	72,315
Other operating (income) loss, net	(375)	10	(a)	(365)
Impairments and other charges	37,322	—		37,322
Operating loss	(26,560)	(2,538)		(29,098)

Foreign currency exchange (gain) loss	(1,943)	—		(1,943)
Interest expense, net	4,719	(1,835)	(c)	2,884
Loss before income taxes	(29,336)	(703)		(30,039)

Provision for income taxes	490	—	(d)	490
Net loss	$(29,826)	$(703)		$(30,529)

Calculation of EPS:
Net loss - basic and diluted	$(29,826)			$(30,529)

Weighted average common shares outstanding - basic and diluted	92,843			92,843

Net loss per common share - basic and diluted:	$(0.32)			$(0.33)

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
Year Ended December 31, 2021
(Unaudited)

(In thousands, except per share data)	Historical	Transaction Accounting Adjustments - Excalibar Sale		Pro Forma
Revenues	$614,781	$(36,396)	(a)	$578,385
Cost of revenues	529,552	(35,315)	(a)	494,237
Selling, general and administrative expenses	94,445	(855)	(a)	93,590
Other operating (income) loss, net	(391)	51	(a)	(340)
Gain on Excalibar Transaction	—	680	(b)	680
Operating loss	(8,825)	403		(8,422)

Foreign currency exchange (gain) loss	(397)	—		(397)
Interest expense, net	8,805	(2,446)	(c)	6,359
Loss on extinguishment of debt	1,000	—		1,000
Loss before income taxes	(18,233)	2,849		(15,384)

Provision for income taxes	7,293	—	(d)	7,293
Net loss	$(25,526)	$2,849		$(22,677)

Calculation of EPS:
Net loss - basic and diluted	$(25,526)			$(22,677)

Weighted average common shares outstanding - basic and diluted	91,460			91,460

Net loss per common share - basic and diluted:	$(0.28)			$(0.25)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
1.    Basis of Pro Forma Presentation
The pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).
The unaudited pro forma condensed consolidated financial information has been derived from the historical consolidated financial statements and accounting records of the Company. The unaudited pro forma condensed consolidated balance sheet at September 30, 2022 was prepared as if the Excalibar Sale had occurred on September 30, 2022. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 were prepared as if the Excalibar Sale had occurred on January 1, 2021.
The unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and include certain estimates and assumptions made by management; accordingly, actual results could differ materially from the pro forma information. Management believes the assumptions provide a reasonable and reliably determinable basis for presenting the significant effects of the Excalibar Sale. These unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and may or may not provide an indication of results in the future.
2.    Pro Forma Adjustments
Balance Sheet
The unaudited pro forma condensed consolidated balance sheet at September 30, 2022 reflects the following adjustments:
(a) The pro forma receipt of cash proceeds from the Excalibar Sale of $59.3 million, net of purchase price adjustments and estimated selling costs, along with the associated repayment of long-term debt. The estimated pro forma cash proceeds are based on the Company’s inventory value as of September 30, 2022. The inventory value and resulting cash proceeds will change on the closing date. The Company expects to use such net cash proceeds for general corporate purposes, including debt reduction, investment in higher returning opportunities, and the return of value to shareholders through share repurchases. The following table presents the pro forma net cash proceeds from the Excalibar Sale (in thousands):

Pro forma gross cash proceeds	$61,500
Estimated selling costs	(2,200)
Pro forma net cash proceeds	$59,300
(b) The elimination of assets and liabilities attributable to the Excalibar Sale.
(c) The estimated net gain of $0.7 million on the Excalibar Sale. The calculation of the gain on sale is not complete as it is based on certain preliminary information. The following table presents the components of the estimated net gain on the Excalibar Sale (in thousands):

Pro forma net cash proceeds	$59,300
Net book value of assets sold	(58,620)
Estimated net gain on sale	$680
Statements of Operations
The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2022 and year ended December 31, 2021 reflect the following adjustments:
(a) The elimination of the revenues and expenses associated with the assets divested in the Excalibar Sale.
(b) The estimated net gain of $0.7 million on the Excalibar Sale, as calculated above.
(c) The reduction of interest expense as a result of the repayment of debt of approximately $59.3 million from the net cash proceeds received from the Excalibar Sale, calculated using an assumed weighted average interest rate of approximately 4.1%. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $75,000 for the year ended December 31, 2021.
(d) The estimated income tax effect of the Excalibar Sale is zero due to a valuation allowance.

3.    Management's Adjustments
Balance Sheet
The tables below show Excalibar's receivables and payables as of September 30, 2022, which were retained by Newpark and are expected to be collected in due course (in thousands):

Pro forma receivables, net	$211,496
Excalibar receivables (retained by Newpark)	(12,030)
Pro forma receivables, net after managements adjustments	$199,466

Pro forma accounts payable	$104,803
Excalibar accounts payable (retained by Newpark)	(6,131)
Pro forma accounts payable after managements adjustments	$98,672